CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee
Common shares underlying Warrants, par value $0.01 per share	222,224	$3.82	$848,895.68	$98.38
Total	222,224	$3.82	$848,895.68	$98.38

(1)
This "Calculation of Registration Fee" table shall be deemed to update the "Calculation of Registration Fee" table in the registrant's Registration Statement on Form F-3 in accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act").

(2)
Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional common shares as may be issued or become issuable after the date hereof as a result of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the reported high and low prices of the common shares on The New York Stock Exchange on June 12, 2017.

PROSPECTUS SUPPLEMENT	Filed Pursuant to Rule 424(b)(7)
(to Prospectus dated March 18, 2016)	Registration No. 333-210284

222,224 Common Shares

Scorpio Tankers Inc.

Common Shares
________________________

This prospectus supplement relates to the sale, in one or more offerings, of up to 222,224 shares of our common shares, par value $0.01 per share, to be issued to or that may be acquired through the exercise of rights under certain instruments governing our securities as further described herein by, the selling shareholder named in this prospectus supplement. We provide more information about the selling shareholder and the related transactions in the section titled "Selling Shareholder" on page S-9 of this prospectus supplement.

The selling shareholder identified in this prospectus supplement may sell shares from time to time on or off The New York Stock Exchange (the "NYSE") in regular brokerage transactions, in transactions directly with market makers or in privately negotiated transactions. For additional information on the methods of sale that may be used by the selling shareholder, see the section entitled "Plan of Distribution" on page S-12. We are not offering any securities pursuant to this prospectus supplement, and we will not receive any proceeds from the offering.

Our common shares are traded on the NYSE under the symbol "STNG." This prospectus supplement should be read in conjunction with, and may not be delivered or used without, the prospectus. This prospectus supplement is qualified by reference to and the information incorporated by reference in the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained or incorporated by reference in the prospectus.

________________________

Investing in our common shares involves risks. You should carefully consider each of the factors described under "Risk Factors" on page S-2 of this prospectus supplement, beginning on page 4 of the accompanying base prospectus and in the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus, before you make any investment in our common shares.

Neither the U.S. Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying base prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

Prospectus Supplement dated June 14, 2017

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS SUPPLEMENT	S-1
RISK FACTORS	S-2
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS	S-6
USE OF PROCEEDS	S-8
SELLING SHAREHOLDER	S-9
CAPITALIZATION	S-10
PLAN OF DISTRIBUTION	S-12
LEGAL MATTERS	S-14
EXPERTS	S-14
WHERE YOU CAN FIND ADDITIONAL INFORMATION	S-14
INFORMATION PROVIDED BY THE COMPANY	S-15

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying base prospectus are part of a registration statement that we filed with the SEC utilizing a "shelf" registration process. Under this shelf registration process, we or the selling shareholder may sell any combination of the securities described in the prospectus and any accompanying base prospectus supplement in one or more offerings from time to time.

This prospectus supplement describes the terms of the offerings by the selling shareholder and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The accompanying base prospectus, dated March 18, 2016, including the documents incorporated by reference therein, provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying base prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying base prospectus — the statement in the document having the later date modifies or supersedes the earlier statement. You should read this prospectus supplement and the accompanying base prospectus, including the information incorporated by reference, in their entirety before making an investment decision.

Neither we nor the selling shareholder have authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying base prospectus. This prospectus supplement and the accompanying base prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and the accompanying base prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement and the accompanying base prospectus or in any information we have incorporated by reference is accurate as of any date other than the date on the front of such documents.

We prepare our financial statements, including all of the financial statements incorporated by reference in this prospectus supplement, in U.S. dollars and in accordance with International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. We have a fiscal year end of December 31.

When used in this prospectus supplement, the terms "Scorpio Tankers," the "Company," "we," "our" and "us" refer to Scorpio Tankers Inc. and/or one or more of its subsidiaries, as the context requires. "Scorpio Tankers Inc." refers only to Scorpio Tankers Inc. and not its subsidiaries.

RISK FACTORS

An investment in our common shares involves a high degree of risk. Before making an investment in our common shares, you should carefully consider the risk factors and all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated into each by reference, including those in "Item 3. Key Information—D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, as updated by annual, quarterly and other reports and documents we file with or furnish to the SEC after the date of this prospectus supplement and that are incorporated by reference herein. Please see the section of this prospectus supplement entitled "Where You Can Find Additional Information—Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

On May 23, 2017, we entered into definitive agreements, including the merger agreement, or the Merger Agreement, between Navig8 Product Tankers Inc., or Navig8, Scorpio Tankers Inc., and STI Merger Subsidiary Company Limited, or the Merger Sub to acquire Navig8 Product Tankers Inc. and its subsidiaries, collectively NPTI, including its 27 operating product tankers, or the NPTI Vessels.  We refer to these transactions as the Merger.

In addition, in connection with the Merger, on May 23, 2017, we entered into a stock purchase agreement with Navig8 E-Ships, a subsidiary of NPTI to acquire from Navig8 E-Ships certain of its subsidiaries that own four NPTI Vessels, consisting of Navig8 Excel, Navig8 Excelsior, Navig8 Expedite and Navig8 Exceed (which we refer to as the "NPTI Acquisition Vessels"), for a cash payment and the assumption of NPTI's indebtedness secured by these vessels. We refer to this transaction as the "NPTI Vessel Acquisition". The NPTI Acquisition Vessels are expected to be delivered to Scorpio Tankers before the closing of the Merger.

Risks Related to the Merger and the NPTI Vessel Acquisition

The announcement and pendency of the Merger could adversely affect each of Scorpio Tankers' and NPTI's business, results of operations and financial condition.

The announcement and pendency of the Merger could cause disruptions in and create uncertainty surrounding Scorpio Tankers' and NPTI's business, including affecting Scorpio Tankers' and NPTI's relationships with its existing and future customers, suppliers and employees, which could have an adverse effect on Scorpio Tankers' or NPTI's business, results of operations and financial condition, regardless of whether the Merger is completed. In particular, Scorpio Tankers and NPTI could potentially lose important personnel as a result of the departure of employees who decide to pursue other opportunities in light of the Merger. Scorpio Tankers and NPTI could also potentially lose customers or suppliers, and new customer or supplier contracts could be delayed or decreased. In addition, each of Scorpio Tankers and NPTI has expended, and continues to expend, significant management resources in an effort to complete the Merger, which are being diverted from Scorpio Tankers' and NPTI's day-to-day operations.

If the Merger is not completed, Scorpio Tankers Inc.'s stock price may fall to the extent that the current price of Scorpio Tankers Inc.'s common shares reflect a market assumption that the Merger will be completed. In addition, the failure to complete the Merger may result in negative publicity or a negative impression of Scorpio Tankers in the investment community and may affect Scorpio Tankers' relationship with employees, customers, suppliers and other partners in the business community.

There is no assurance when or if the Merger will be completed.

The completion of the Merger is subject to the satisfaction or waiver of a number of conditions as set forth in the Merger Agreement (as defined below), including, among others, the approval of the shareholders of Navig8 Product Tankers Inc., a registration statement registering the common shares to be issued in connection with the Merger having been declared effective by the SEC and no stop order having been issued by the SEC. There can be no assurance as to when these conditions will be satisfied or waived, if at all, or that other events will not intervene to delay or result in the failure to complete the Merger.

Each party's obligation to complete the Merger is also subject to the accuracy of the representations and warranties of the other party (subject to certain qualifications and exceptions) and the performance in all material respects of the other party's covenants under the Merger Agreement.

As a result of these conditions, we cannot provide assurance that the Merger will be completed on the terms or timeline currently contemplated, or at all.

There is no assurance when or if the NPTI Vessel Acquisition will be completed.

Our acquisition of the NPTI Acquisition Vessels is subject to the satisfaction or waiver of a number of important conditions precedent, as set forth in the stock purchase and sale agreement governing our acquisition of certain subsidiaries of NPTI which own the NPTI Acquisition Vessels, including, among other things, an amendment of the existing loan secured by these vessels permitting us to assume the indebtedness thereunder. As a result of these conditions, we cannot provide assurance that the NPTI Vessel Acquisition will be completed on the terms or timeline currently contemplated, or at all.

The combined company may not realize all of the anticipated benefits of the Merger.

Scorpio Tankers believes that the Merger will provide benefits to the combined company as described elsewhere in this prospectus supplement. However, there is a risk that some or all of the expected benefits of the Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of Scorpio Tankers, including but not limited to the strength or weakness of the economy and competitive factors in the areas where Scorpio Tankers and NPTI do business, the effects of competition in the markets in which Scorpio Tankers or NPTI operate, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic and foreign operations. The challenge of coordinating previously separate businesses makes evaluating the business and future financial prospects of the combined company following the Merger difficult. Scorpio Tankers and NPTI have operated and, until completion of the Merger, will continue to operate, independently. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues or dividends due to the full or partial loss of clients. The past financial performance of each of Scorpio Tankers and NPTI may not be indicative of their future financial performance. Realization of the anticipated benefits in the Merger will depend, in part, on the combined company's ability to successfully integrate Scorpio Tankers' and NPTI's businesses. The combined company will be required to devote significant management attention and resources to integrating its business practices and support functions. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger and the coordination of the two companies' operations could have an adverse effect on the business, financial results, financial condition or the share price of the combined company following the Merger. The coordination process may also result in additional and unforeseen expenses.

Failure to realize all of the anticipated benefits of the Merger may impact the financial performance of the combined company, the price of Scorpio Tankers Inc.'s common shares and the ability of Scorpio Tankers Inc. to pay dividends on its common shares. The declaration of dividends by Scorpio Tankers Inc. will be at the discretion of its board of directors.

Scorpio Tankers and NPTI will incur substantial transaction fees and costs in connection with the Merger and related NPTI Vessel Acquisition.

Scorpio Tankers and NPTI have incurred and expect to incur additional material non-recurring expenses in connection with the Merger and completion of the transactions contemplated by the Merger Agreement, including costs relating to compensation change in control payments, the redemption of all outstanding NPTI preferred shares and the NPTI Vessel Acquisition. Scorpio Tankers and NPTI have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of coordinating the businesses of Scorpio Tankers and NPTI after completion of the Merger. Even if the Merger is not completed, Scorpio Tankers and NPTI will need to pay certain costs relating to the Merger incurred prior to the date the Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees. Such costs may be significant and could have an adverse effect on Scorpio Tankers' and/or the combined company's future results of operations, cash flows and financial condition.

Significant demands will be placed on Scorpio Tankers as a result of the Merger.

As a result of the pursuit and completion of the Merger, significant demands will be placed on the managerial, operational and financial personnel and systems of Scorpio Tankers. Scorpio Tankers cannot assure you that their systems, procedures and controls will be adequate to support the expansion of operations following and resulting from the Merger. The future operating results of the combined company will be affected by the ability of its officers and key employees to manage changing business conditions and to implement and expand its operational and financial controls and reporting systems in response to the Merger.

Scorpio Tankers will assume the existing indebtedness of NPTI if the Merger is completed, which may impose additional operating and financial restrictions on Scorpio Tankers (beyond those that currently exist) which, together with the resulting debt services obligations, could significantly limit the combined company's ability to execute its business strategy, and increase the risk of default under its debt obligations once the Merger is completed.

As of May 19, 2017, Scorpio Tankers intends to assume existing indebtedness (inclusive of obligations under sale and leaseback arrangements) in an aggregate amount of approximately $938.1 million in connection with the Merger, including the NPTI Vessel Acquisition. Scorpio Tankers' current secured credit facilities require it to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in Scorpio Tankers' fleet.

Because some of the ratios and covenants are dependent on the market value of vessels, should charter rates or vessel values materially decline in the future, the combined company may be required to take action to reduce its debt or to act in a manner contrary to its business objectives to meet any such financial ratios and satisfy any such financial covenants. Events beyond the combined company's control, including changes in the economic and business conditions in the shipping markets in which the combined company will operate, may affect its ability to comply with these covenants. No assurance can be provided that the combined company will meet these ratios or satisfy its financial or other covenants or that its lenders will waive any failure to do so.

These financial and other covenants may adversely affect the combined company's ability to finance future operations or limit its ability to pursue certain business opportunities or take certain corporate actions. The covenants may also restrict the combined company's flexibility in planning for changes in its business and the industry and make it more vulnerable to economic downturns and adverse developments. A breach of any of the covenants in, or the combined company's inability to maintain the required financial ratios under, its credit facilities would prevent it from borrowing additional money under its credit facilities and could result in a default under its credit facilities. If a default occurs under the combined company's credit facilities, the lenders could elect to declare the issued and outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of the combined company's assets. Furthermore, the combined company's debt agreements contain cross-default provisions that may be triggered if it defaults under the terms of any one of its financing agreements. In the event of default by the combined company under one of its debt agreements, the lenders under its other debt agreements could determine that the combined company is in default under its other financing agreements. Such cross defaults could result in the acceleration of the maturity of such debt under these agreements and the lenders thereunder may foreclose upon any collateral securing that debt, including the combined company's vessels, even if the combined company were to subsequently cure such default. In the event of such acceleration or foreclosure, the combined company might not have sufficient funds or other assets to satisfy all of its obligations, which would have a material adverse effect on its business, results of operations and financial condition.  Following the completion of the Merger, the combined company's ability to meet its cash requirements, including the combined company's debt service obligations, will be dependent upon its operating performance, which will be subject to general economic and competitive conditions and to financial, business and other factors affecting its operations, many of which are or may be beyond the combined company's control. The combined company cannot provide assurance that its business operations will generate sufficient cash flows from operations to fund these cash requirements and debt service obligations. If the combined company's operating results, cash flow or capital resources prove inadequate, it could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt and other obligations. If the combined company is unable to service its debt, it could be forced to reduce or delay planned expansions and capital expenditures, sell assets, restructure or refinance its debt or seek additional equity capital, and the combined company may be unable to take any of these actions on satisfactory terms or in a timely manner. Further, any of these actions may not be sufficient to allow the combined company to service its debt obligations or may have an adverse impact on its business. The combined company's debt agreements may limit its ability to take certain of these actions. The combined company's failure to generate sufficient operating cash flow to pay its debts or to successfully undertake any of these actions could have a material adverse effect on the combined company. These risks may be increased as a result of the increased amount of indebtedness of the combined company following the completion of the Merger.

In addition, the degree to which the combined company may be leveraged as a result of the indebtedness assumed in connection with the Merger or otherwise could materially and adversely affect its ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes, could make the combined company more vulnerable to general adverse economic, regulatory and industry conditions, could limit its flexibility in planning for, or reacting to, changes and opportunities in the markets in which it competes.

Resales of Scorpio Tankers Inc. common shares following the Merger may cause the market value of Scorpio Tankers Inc.'s common shares to decline.

Pursuant to the terms of the Merger Agreement, Scorpio Tankers Inc. will issue 55,000,000 Scorpio Tankers Inc. common shares at the effective time of the Merger. The issuance of these new shares and the sale of additional shares that may become eligible for sale in the public market from time to time could have the effect of depressing the market value for Scorpio Tankers Inc. common shares. The increase in the number of Scorpio Tankers Inc. common shares may lead to sales of such Scorpio Tankers Inc. common shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market value of, Scorpio Tankers Inc.'s common shares.

The market value of Scorpio Tankers Inc. common shares may decline as a result of the Merger.

The market value of Scorpio Tankers Inc.'s common shares may decline as a result of the Merger if, among other things, the combined company is unable to achieve the expected growth in earnings, or if the operational cost savings estimates in connection with the integration of Scorpio Tankers' and NPTI's businesses are not realized or if the transaction costs related to the Merger are greater than expected. The market value also may decline if the combined company does not achieve the perceived benefits of the Merger as rapidly or to the extent anticipated by the market or if the effect of the Merger on the combined company's financial position, results of operations or cash flows is not consistent with the expectations of financial or industry analysts.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands and a substantial portion of its assets will continue to be, and many of its directors and officers will continue to reside, outside of the United States after the Merger and as a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in the Marshall Islands.

Scorpio Tankers Inc. is organized under the laws of the Marshall Islands. After the Merger, substantially all of the combined company's assets will be located outside the United States, and all, except for Messrs. Robert Bugbee, Cameron Mackey, Brian Lee and Reidar Brekke, of the combined company's directors and executive officers will reside outside the United States. In addition, all of the experts named in this prospectus supplement reside outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of the combined company and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in the Marshall Islands by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

We may have to pay tax on United States source income, which would reduce our earnings.

Under the United States Internal Revenue Code of 1986, as amended, or the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations promulgated thereunder, such as where its stock is "primarily and regularly" traded on an established securities market located in the United States or a qualified foreign country. Scorpio Tankers Inc. believes that it qualified for this exemption from tax under Section 883 of the Code. Although Scorpio Tankers Inc. expects to qualify for exemption from U.S. taxation under Section 883 of the Code after the Merger, there is no assurance that we will continue to qualify for this tax exemption in the future. For a more comprehensive discussion of our qualification for the exemption under Section 883 of the Code and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, under the heading "Taxation—United States Federal Income Tax Considerations."

We may be treated as a "passive foreign investment company", which could have adverse United States federal income tax consequences to United States shareholders.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes cash distributions, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." For purposes of applying these tests to Scorpio Tankers Inc., Scorpio Tankers Inc. is treated, in proportion to its shareholding in a subsidiary in which it owns 25% or more of the stock in such subsidiary, as owning the assets of and deriving the income of such subsidiary, including, after the Merger, NPTI. United States shareholders of a PFIC may be subject to a disadvantageous United States federal income tax regime with respect to the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC. Based on our current operations and future projections, we do not believe that we have been, are, nor do we expect to become, a PFIC with respect to any taxable year. It is nonetheless possible that, contrary to our expectations, we could be a PFIC with respect to a future taxable year. For a more comprehensive discussion of the application of the PFIC rules to us and U.S. federal income tax considerations generally, please see the discussion in our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, under the heading "Taxation—United States Federal Income Tax Considerations."

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides safe harbor protections for forward-looking statements in order to encourage companies to provide prospective information about their business. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance, and underlying assumptions and other statements, which are other than statements of historical facts.

This prospectus includes assumptions, expectations, projections, intentions and beliefs about future events. These statements are intended as "forward-looking statements." We desire to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are including this cautionary statement in connection therewith. This prospectus and any other written or oral statements made by us or on our behalf may include forward-looking statements, which reflect our current views with respect to future events and financial performance, and are not intended to give any assurance as to future results or events. We caution that assumptions, expectations, projections, intentions and beliefs about future events may and often do vary from actual results and the differences can be material. When used in this prospectus, the words "believe," "expect," "anticipate," "estimate," "intend," "plan," "target," "project," "likely," "may," "will," "would," "could" and similar expressions, terms, or phrases may identify forward-looking statements.

The forward-looking statements in this prospectus are based upon various assumptions, many of which are based, in turn, upon further assumptions, including without limitation, management's examination of historical operating trends, data contained in our records and other data available from third parties. Although we believe that these assumptions were reasonable when made, because these assumptions are inherently subject to significant uncertainties and contingencies which are difficult or impossible to predict and are beyond our control, we cannot assure you that we will achieve or accomplish these expectations, beliefs or projections.

In addition to important factors and matters discussed elsewhere in this prospectus and in the documents incorporated by reference herein, important factors that, in our view, could cause our actual results to differ materially from those discussed in the forward-looking statements include:

•	the strength of world economies and currencies;

•	general market conditions, including the market for our vessels, fluctuations in spot and charter rates and vessel values;

•	the cost of our newbuilding program and the delivery and performance of our newbuilding vessels;

•	availability of financing and refinancing;

•	potential liability from pending or future litigation;

•	general domestic and international political conditions;

•	potential disruption of shipping routes due to accidents or political events;

•	vessels breakdowns and instances of off-hires;

•	competition within our industry;

•	termination of our customer contracts;

•	the supply of and demand for vessels comparable to ours;

•	corruption, piracy, militant activities, political instability, terrorism, ethnic unrest in locations where we may operate;

•	delays and cost overruns in construction projects;

•	our level of indebtedness;

•	our ability to obtain financing and comply with the restrictive and other covenants in our financing arrangements;

•	our need for cash to meet our debt service obligations;

•	our levels of operating and maintenance costs, including bunker prices, drydocking and insurance costs;

•	availability of skilled workers and the related labor costs;

•	compliance with governmental, tax, environmental and safety regulation;

•	any non-compliance with the U.S. Foreign Corrupt Practices Act of 1977 (FCPA) or other applicable regulations relating to bribery;

•	general economic conditions and conditions in the oil and natural gas industry;

•	effects of new products and new technology in our industry;

•	the failure of counterparties to fully perform their contracts with us;

•	our dependence on key personnel;

•	adequacy of our insurance coverage;

•	our ability to obtain indemnities from customers;

•	changes in laws, treaties or regulations applicable to us;

•	the volatility of the price of our common shares; and

•	other important factors described from time to time in the reports we file and furnish with the SEC.

These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of their dates. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For a discussion of these risks and uncertainties, please see the section of this prospectus entitled "Risk Factors."

USE OF PROCEEDS

The proceeds from the sale of the common shares under this prospectus supplement will belong to the selling shareholder. We will not receive any proceeds from this offering.

SELLING SHAREHOLDER

All of the NPTI Vessels to be acquired by us in the Merger, including the NPTI Vessel Acquisition, are currently employed by NPTI in pools operated by affiliates of NPTI.  In connection with the termination of the applicable pooling arrangements and the early redelivery of the NPTI Vessels from such pools in connection with the closing of the NPTI Vessel Acquisition and the Merger, we have agreed, among other things, to issue two warrants to the selling shareholder.  Subject to its terms and conditions, the first warrant, which was issued to the Selling Shareholder on June 9, 2017, may be exercised on a pro-rata basis for up to an aggregate of 222,224 of our common shares at an exercise price of $0.01 per share upon the delivery to us of each of the four NPTI Acquisition Vessels.  We refer to this as the "First Warrant".  The second warrant, which is expected to be issued to the Selling Shareholder on similar terms to the First Warrant at the closing of the Merger, will be exercisable on a pro-rata basis for an aggregate of 1,277,776 of our common shares at an exercise price of $0.01 per share upon the delivery to us of each of the 23 remaining NPTI Vessels.  We refer to this as the "Second Warrant".  We expect to register for resale our common shares underlying the Second Warrant under the Securities Act following the issuance of the Second Warrant.  We will not issue the Second Warrant or register for resale the shares underlying such warrant if the Merger does not close.

The selling shareholder may from time to time offer and sell pursuant to this prospectus supplement any and all of such common shares issuable upon the exercise of the First Warrant.

Any or all of the common shares registered hereby and listed below may be offered for sale pursuant to this prospectus supplement by the selling shareholder from time to time.  Accordingly, no estimate may be given as to the amount of common shares that will be held by the selling shareholder upon consummation of any particular sale.

Name of selling shareholder	Number of common shares beneficially owned prior to the offering(1)	Number of common shares of offered hereby(1)	Number of shares of common shares beneficially owned following the offering(2)	Percentage of outstanding common shares to be beneficially owned following the offering(2)
Navig8 Limited (3)	222,224	222,224	0	0%
Total	222,224	222,224	0

(1)
Assumes the NPTI Vessel Acquisition transactions described above were consummated and that the selling shareholder has exercised the First Warrant in full and we have not elected to make any cash payment in lieu of common shares upon any exercise of the First Warrant. Does not include any common shares that would be issuable to Navig8 Limited upon consummation of the Merger.

(2)
Since we do not have the ability to control how many, if any, of their shares the selling shareholder listed above will sell, we have assumed that the selling shareholder will sell all of the shares offered herein for purposes of determining how many shares they will own after the offering and its ownership percentage following the offering.

(3)
The address of Navig8 Limited is First Island House, Peter Street, St. Helier, Jersey. Gary Brocklesby, Nicolas Busch, Per Juul Jensen, Jason Klopfer and Philip Stone, being the board of directors of Navig8 Limited, may be collectively deemed to have shared voting and dispositive power over the Scorpio Tankers Inc. shares owned by Navig8 Limited.

CAPITALIZATION

The following table sets forth our capitalization at March 31, 2017, on:

•	an actual basis;

•	an as adjusted basis to give effect to the following:

•
payments totaling $32.5 million related to installment payments under our newbuilding program, which included $21.7 million for the final installment payment on STI Bosphorus, an MR product tanker that was delivered to us in April 2017.

•
drawdowns of $101.8 million from our secured credit facilities consisting of (i) $20.4 million from our 2017 Credit Facility to partially finance the purchase STI Bosphorus, which was delivered in April 2017 and (ii) $81.4 million from our DVB 2017 Credit Facility to refinance the existing indebtedness on our DVB Credit Facility.

•
repayments of $142.3 million on our secured credit facilities consisting of (i) $86.8 million in connection with the refinancing of the amounts borrowed on our DVB Credit Facility, (ii) $42.2 million on our 2011 Credit Facility in connection with the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto product tankers and (iii) $13.4 million of scheduled principal payments.

•
Net proceeds of $7.3 million when the underwriters exercised their option to purchase additional Senior Notes due 2019 in April 2017 offset by the repayment of $6.3 million of our 7.50% senior unsecured notes due in October 2017, as part of the cash tender that was launched concurrently with our 8.25% senior unsecured notes due 2019 and closed in April 2017.

•	Net proceeds of $73.2 million from the sales and leasebacks of STI Beryl, STI Le Rocher and STI Larvotto;

•	the net proceeds of $188.7 million from the issuance of 50 million common shares in an underwritten public offering in May 2017; and

•	an as further adjusted basis to give effect to the following:

•	the purchase of the NPTI Acquisition Vessels which includes a cash payment of $42.2 million and the assumption of $113.8 million of indebtedness.

•	the payment of $82.3 million for costs related to the Merger.

•
the issuance of an aggregate of 1.5 million common shares (which impacts shareholders' equity below) for the costs related to the early termination of NPTI's existing pooling arrangements. These shares may be issued upon the exercise of two warrants issued to the selling shareholder. Subject to its terms and conditions, the First Warrant, which was issued to the selling shareholder on June 9, 2017, may be exercised on a pro-rata basis for up to an aggregate of 222,224 of our common shares at an exercise price of $0.01 per share upon the delivery to us of each of the four NPTI Acquisition Vessels.  The Second Warrant, which is expected to be issued to the selling shareholder on similar terms to the First Warrant at the closing of the Merger, will be exercisable on a pro-rata basis for an aggregate of 1,277,776 of our common shares at an exercise price of $0.01 per share upon the delivery to us of each of the 23 remaining NPTI Vessels. We expect to register for resale our common shares underlying the Second Warrant under the Securities Act following the issuance of the Second Warrant.  We will not issue the Second Warrant or register for resale the shares underlying such warrant if the Merger does not close. The closing price of our common stock on the date of issuance of the First Warrant was $3.82 per share.  For illustrative purposes, we have assumed that the price of our common stock upon the issuance of the Second Warrant, will be $3.82 per share, which was the closing price of our common stock on June 9, 2017.

Capitalization, as further adjusted, does not give effect to the pro forma balance sheet of the combined company after giving effect to the Merger (as defined below) which would incorporate cash and debt assumed, in addition to the impact of the allocation of the purchase price on the balances within shareholders' equity.

There have been no other significant adjustments to our capitalization since March 31, 2017, as so adjusted. You should read the information below in connection with the consolidated financial statements and related notes incorporated by reference into this prospectus supplement and the base prospectus.

	As of March 31, 2017
In thousands of U.S. dollars	Actual	As adjusted	As further adjusted
Cash	$129,459	$319,395 (2)	$194,859

Current debt:
Current portion of long term debt (1)	311,548	170,495	178,734

Non-current debt:
Long term debt (1)	1,662,085	1,763,619	1,869,131
Total debt	$1,973,633	$1,934,114	$2,047,865

Shareholders' equity:
Share capital	2,247	2,747	2,749
Additional paid in capital	1,761,312	1,949,512	1,955,191
Treasury shares	(443,816)	(443,816)	(443,816)
Accumulated deficit	(11,533)	(11,533)	(11,533)
Total shareholders' equity	$1,308,210	$1,496,910	$1,502,591

Total capitalization	$3,281,843	$3,431,024	$3,550,456

(1)
The current portion at March 31, 2017 was net of unamortized deferred financing fees of $4.0 million and the non-current portion was net of unamortized deferred financing fees of $35.7 million. Debt, as adjusted, does not reflect (i) deferred financing fee activity from April 1, 2017 through June 9, 2017 which is estimated to be $0.7 million and includes estimated additions of $2.2 million as a result of the aforementioned drawdowns on new credit facilities entered into during the second quarter of 2017 offset by estimated write-offs of $0.3 million as a result of the refinancing of the amounts borrowed under the DVB Credit Facility and estimated amortization of $2.6 million and (ii) the accretion of our Convertible Notes from April 1, 2017 through June 9, 2017 of $2.3 million.

(2)	Cash, as adjusted, does not include the impact of cash flows from operations from April 1, 2017 through the date of this prospectus supplement.

PLAN OF DISTRIBUTION

The selling shareholder may, from time to time, sell, transfer or otherwise dispose of any or all of its common shares or interests in common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholder may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	block trades in which a broker-dealer will attempt to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholder to sell a specified number of common shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling shareholder may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus supplement and the accompanying base prospectus, or under an amendment to this prospectus supplement and/or the accompanying base prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, or the Securities Act, amending the list of selling shareholder to include the pledgees, transferees or other successors in interest as selling shareholder under this prospectus supplement and the accompanying base prospectus. The selling shareholder also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus supplement and the accompanying base prospectus.

In connection with the sale of common shares or interests therein, the selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions that they assume. The selling shareholder may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge common shares to broker- dealers that in turn may sell these securities. The selling shareholder may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus supplement and the accompanying base prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus supplement and the accompanying base prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholder from the sale of common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. The selling shareholder reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholder also may resell all or a portion of the common shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholder and any underwriters, broker-dealers or agents that participate in the sale of common shares or interests therein may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit that they earn on any resale of the common shares may be deemed to be underwriting discounts and commissions under the Securities Act. A selling shareholder who is deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act may be subject to certain statutory liabilities as underwriters under the Securities Act.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in some states common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholder and their affiliates. In addition, we will make copies of this prospectus supplement and the accompanying base prospectus available to the selling shareholder for the purpose of satisfying any applicable prospectus delivery requirements of the Securities Act. The selling shareholder may indemnify any broker-dealer that participates in transactions involving the sale of the common shares against certain liabilities, including liabilities arising under the Securities Act. We have agreed to provide customary indemnification to the selling shareholder.

We know of no existing arrangements between any selling shareholder and any broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this prospectus supplement. There can be no assurance that the selling shareholder will sell any or all of the common shares pursuant to this prospectus supplement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Seward & Kissel LLP, New York, New York, with respect to matters of the law of the Republic of the Marshall Islands and with respect to matters of United States and New York law.

EXPERTS

The consolidated financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting), incorporated in this prospectus by reference to the Company's Annual Report on Form 20-F for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers Audit, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The sections included in the Company's Annual Report on Form 20-F for the year ended December 31, 2016 which have been attributed to Drewry Shipping Consultants Ltd., including the section entitled "The International Oil Tanker Shipping Industry," have been reviewed by Drewry Shipping Consultants Ltd., which has confirmed to us that such sections accurately describe the international tanker market, subject to the availability and reliability of the data supporting the statistical information presented.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act of 1933, we filed a registration statement on Form F-3 (Registration No. 333-210284) relating to the securities offered by this prospectus supplement with the SEC. This prospectus supplement and the accompanying base prospectus are parts of that registration statement, which includes additional information.

Government Filings

We file annual and special reports with the SEC. You may read and copy any document that we file and obtain copies at prescribed rates from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available on our website at http://www.scorpiotankers.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement or the accompanying base prospectus.

Information Incorporated By Reference

The SEC allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus supplement, and information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We hereby incorporate by reference the documents listed below and certain future filings made with the SEC under Section 13(a), 13(c) or 15(d) of the Exchange Act:

•
Our Annual Report on Form 20-F for the year ended December 31, 2016, filed with the SEC on March 16, 2017, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed.

•
Our Reports of Foreign Private Issuer on Form 6-K, furnished to the SEC on June 5, 2017, May 30, 2017, May 23, 2017, May 11, 2017, May 8, 2017, April 28, 2017, April 24, 2017, April 20, 2017, March 31, 2017 and March 28, 2017.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain current reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the accompanying base prospectus.

We have authorized only the information contained or incorporated by reference in this prospectus supplement and the accompanying base prospectus, and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We have not, and the underwriters have not, authorized any other person to provide you with different information. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference into this prospectus supplement by writing or telephoning us at the following addresses:

MONACO	NEW YORK
9, Boulevard Charles III, MC 98000 Monaco Tel: (011) 377-9798-5716	150 East 58th Street, New York, NY 10155 Tel: (212) 542-1616

INFORMATION PROVIDED BY THE COMPANY

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with IFRS. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the NYSE, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

.

222,224 Common Shares

Scorpio Tankers Inc.

Common Shares

________________________

PROSPECTUS SUPPLEMENT

________________________

June 14, 2017